Surna Appoints Bryon Jorgenson as Chief Operating Officer

BOULDER, CO, Jan 06, 2015 (Marketwired via COMTEX) — Surna Inc. (OTCQB: SRNA), an engineering, manufacturing, and installation company specializing in commercial indoor cannabis cultivation technology, announced today it has appointed Bryon Jorgenson as Chief Operating Officer.

Jorgenson has more than 25 years of experience as an executive-level manager and engineer in the industrial electronics and industrial automation systems sectors.

Before joining Surna, Jorgenson was Chief Operations Officer and Founder of MIROPEX, LLC, a management consulting organization serving technology based companies; and has been focused on business development functions including product commercialization, pre-acquisition due diligence, business integration, management team transition, and operations performance improvement.

“The vast experience Bryon possesses in leading new product commercialization programs will greatly enrich Surna’s engineering proficiency and ability to consistently provide the most efficient, highest quality technology systems to the cannabis industry,” said CEO Tom Bollich. “Bryon is an essential addition to the Surna team and will be pivotal to our success, permitting us more deftly develop and manufacture cutting-edge innovations in licensed cannabis cultivation.”

Several of Mr. Jorgenson’s programs have included the development and support of both domestic and offshore manufacturing operations. Mr. Jorgenson is also a Lean Green Belt level facilitator and an experienced strategic deployment practitioner.

“I am honored and very excited to have this opportunity to work with such a high caliber senior management team and talented professional staff at Surna,” Jorgenson said. “With such incredible growth in the indoor horticultural market, I look forward to bringing a fast-paced and systematic approach to the operations team at Surna. The challenge of buildings business processes, talent pools, and fine-tuned infrastructure that delivers high-value products to our growing customer base is the chance of a lifetime. I am eager to leverage my broad experience to ensure Surna’s success on every front of the cannabis industry,” Jorgenson said.

Prior to forming MIROPEX, Jorgenson was Senior Director of Operations and Engineering at St. Jude Medical’s Cardiovascular Division from January 2009 to October 2012 where he led several engineering projects comprised of more than 180 staff members, supported multiple M&A transactions, and established project management office systems and training for SJM-Cardiology Division’s global operations organization. Additionally, from May 2007 to January 2009, Jorgenson was Sr. Manager and Director of St. Jude Medical’s global industrial automation department and several other cardiovascular division’s process engineering departments.

Jorgenson holds a Master’s of Science degree in Management of Technology from the University of Minnesota’s Institute of Technology & Carlson School of Business, a Bachelor’s of Science degree in Industrial Technology Management from the Minnesota State University of Moorhead, and has completed extensive postgraduate studies in Mechanical Engineering from the University of Minnesota.

About Surna Inc.

Surna Inc. (www.surna.com) develops innovative technology and products that control or address the energy and resource intensive nature of indoor cannabis cultivation. Currently, the Company’s revenue stream is based on its main product offerings — supplying industrial technology and products to commercial indoor cannabis grow facilities.

Headquartered in Boulder, CO, Surna’s diverse engineering team is tasked with creating novel energy and resource efficient solutions, including the Company’s signature water-cooled climate control platform. The Company’s engineers continuously seek to create technology that solve the highly specific demands of the cannabis industry for temperature, humidity, light and process control.

Surna’s goal is to provide intelligent solutions to improve the quality, the control and the overall yield and efficiency of indoor cannabis cultivation. The Company’s operations exclude the production or sale of marijuana.

Surna’s premier management team draws on backgrounds from life sciences, energy, and software sectors. Surna is headed by technology industrialist and robotics engineer Tom Bollich, co-founder of the highly-publicized gaming Company Zynga. The Company drew national attention when its market valuation quickly surpassed $10 billion.

Safe Harbor Statement This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results, new features or services, or management strategies) and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results, such as the Company’s ability to finance, complete and consolidate acquisition of IP, assets and operating companies, could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company such as a result of various factors, including future economic, competitive, regulatory, and market conditions. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Statement About Cannabis Markets The use, possession, cultivation, and distribution of cannabis is prohibited by federal law. This includes medical and recreational marijuana. Although certain states have legalized medical and recreational cannabis, companies and individuals involved in the sector are still at risk of being prosecuted by federal authorities. Further, the landscape in the cannabis industry changes rapidly. What was the law last week is not the law today and what is the law today may not be the law next week. This means that at any time the city, county, or state where cannabis is permitted can change the current laws and/or the federal government can supersede those laws and take prosecutorial action. Given the uncertain legal nature of the cannabis industry, it is imperative that investors understand that the cannabis industry is a high risk investment. A change in the current laws or enforcement policy can negatively affect the status and operation of our business, require additional fees, stricter operational guidelines and unanticipated shut downs.

At the Company

David Traylor

Chief Business Officer

(303) 993-5271

david.traylor@surna.com

Investor Relations

David Kugelman

Atlanta Capital Partners, LLC

(404) 856-9157

(866) 692-6847 Toll Free - U.S. And Canada